STEELPATH MLP INCOME FUND

SHAREHOLDER MEETING (Unaudited)

On November 16, 2012, at 1:00 p.m. Central Time a shareholder meeting of SteelPath
MLP Income Fund (the Fund) was held.  At the meeting the sub-proposal

(Proposal No. 4) was approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:

Proposal 4:	The election the Board of Trustees (all Funds voting
together):

                                    FOR	WITHHELD		TOTAL

William F. Glavin, Jr.	190,480,035	21,121,640	211,601,675
Edward L. Cameron	209,838,889	1,762,786		211,601,675
Jon S. Fossel	209,838,688	1,762,987			211,601,675
Sam Freedman	209,831,511	1,770,164			211,601,675
Richard F. Grabish	209,970,686	1,630,989	        211,601,675
Beverly L. Hamilton	210,149,673	1,452,002		211,601,675
Victoria J. Herget	210,153,782	1,447,893		211,601,675
Robert J. Malone	209,986,245	1,615,430		211,601,675
F. William Marshall, Jr.	209,820,041	1,781,634	211,601,675
Karen L. Stuckey	210,173,447	1,428,228		211,601,675
James D. Vaughn	210,007,842	1,593,833			211,601,675

On November 30, 2012, at 12:00 p.m. Central Time a shareholder meeting of the
Fund was held. At the meeting the sub-proposals in (Proposal No. 1, Proposal No. 2 and Proposal No. 3) were approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:

Proposal 1:	Proposal to approve a new investment advisory agreement
			For	Against	Abstain	Total
	21,639,543	911,439	1,840,647	24,391,629


Proposal 2: To approve changing, or removing, certain fundamental investment policies

2a:	Proposal to remove the 80 percent investment policy
		For	Against	Abstain	Total
		19,054,428	3,431,949	1,905,254	24,391,629


2b:  Proposal to revise the policy relating to borrowing
		For	Against	Abstain	Total
		21,372,426	1,105,117	1,914,085	24,391,629

2c:  Proposal to revise the policy relating to concentration of investments
		For	Against	Abstain	Total
		21,481,730	1,058,515	1,851,384	24,391,629

2e:  Proposal to revise the policy relating to lending
		For	Against	Abstain	Total
		21,391,738	1,096,889	1,903,000	24,391,629

2f:  Proposal to revise the policy relating to real estate and commodities
		For	Against	Abstain	Total
		21,420,642	1,066,386	1,904,600	24,391,629

2g:  Proposal to revise the policy relating to senior securities
		For	Against	Abstain	Total
		21,476,665	1,062,395	1,852,571	24,391,629

2h:  Proposal to revise the fundamental policy relating to underwriting
		For	Against	Abstain	Total
		21,440,912	1,054,157	1,896,558	24,391,629

Proposal 3:	Proposal to amend the Agreement and Declaration of Trust
(all Funds voting together)
		For	Against	Abstain	Total
		87,238,332	21,502,722	1,998,239	110,789,292